UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934

                            RMED International, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   74961F1058
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                                 (CUSIP Number)

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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                    10/01/01
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
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CUSIP NO. 74961F108                                            Page 2 of 3 pages
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     1.  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         John O. Harry
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     2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)  [ ]
                                                          (b)  [ ]
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     3.  SEC USE ONLY
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     4.  SOURCE OF FUNDS*
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     5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
         IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)        [ ]
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     6.  CITIZENSHIP OR PLACE OF ORGANIZATION             American
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     NUMBER OF         7.  SOLE VOTING POWER              510,210
      SHARES           ---------------------------------------------------------
   BENEFICIALLY        8.  SHARED VOTING POWER
  OWNED BY EACH        ---------------------------------------------------------
    REPORTING          9.  SOLE DISPOSITIVE POWER         510,210
   PERSON WITH         ---------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER
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     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON                            510,210
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     12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                         [ ]
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     13. PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)                            5%
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     14. TYPE OF REPORTING PERSON                         IN
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEM 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

10/01/01                                         /s/ John O. Harry
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Date                                             Signature

                                                 John O. Harry, Shareholder
                                                 --------------------------
                                                 Name/Title